Exhibit 10.14

CARSON COKE HANDLING SERVICES AGREEMENT

This Carson Coke Handling Services Agreement (the “Agreement”) is dated as of December 6, 2013, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 27(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”).

RECITALS

WHEREAS, on the date hereof, TRMC will contribute certain assets to the General Partner, the General Partner will contribute those assets to the Partnership and the Partnership will contribute those assets to TLO pursuant to the Contribution, Conveyance and Assumption Agreement dated November 18, 2013, by and among Tesoro Corporation, TRMC, the Partnership, the General Partner, TLO and Carson Cogeneration Company, a Delaware corporation (the “Tranche 2 Contribution Agreement”);

WHEREAS, pursuant to the Tranche 2 Contribution Agreement, TLO acquired certain assets, including the Carson Coke storage and handling building, together with all improvements situated therein (the “Carson Coke Handling Facility”);

WHEREAS, TLO is leasing to TRMC the Carson Coke Handling Facility and associated fixtures;

WHEREAS, the Parties wish for TLO to provide the labor and equipment required for operation of the Carson Coke Handling Facility and the handling and loading of Coke in the Carson Coke Handling Facility;

WHEREAS, by virtue of its indirect ownership interests in the Partnership, TRMC has an economic interest in the financial and commercial success of the Partnership and its operating subsidiary, TLO; and

WHEREAS, TRMC and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1. DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Services” has the meaning set forth in Section 4(e).

“Anode Coke” means anode grade Coke that is produced by TRMC or its affiliates at the Refinery for sale or as a feedstock for TRMC or its affiliates at the Wilmington Calciner.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Carrier” means a third-party agent or contractor hired by TRMC, who is in the business of transporting Coke via trucks.

“Carson Asset Indemnity Agreement” has the meaning set forth in Section 30(b).

“Carson Coke Handling Facility” has the meaning set forth in the Recitals.

“Coke” means petroleum coke produced at TRMC’s Carson Refinery or TRMC’s Wilmington Refinery, as applicable.

“Coke Handling Instructions” shall mean instructions delivered by TRMC to TLO regarding the batches of Coke that will be delivered from time to time and the loading of Coke onto Carriers’ trucks.

“Coke Handling Service Fee” shall have the meaning set forth in Section 7(a).

“Coke Handling Service Order” has the meaning set forth in Section 10(a).

“Commencement Date” has the meaning set forth in Section 2.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Conveyor” means the conveyor system used to transport Coke from the Refinery coker units to the Carson Coke Handling Facility and to deposit the Coke in the Carson Coke Handling Facility.

“Excess Amount” means, for any Month when TLO loads onto trucks an amount of Coke greater than the Minimum Coke Handling Commitment, the product of (a) the amount of Coke loaded onto trucks by TRMC in excess of the Minimum Coke Handling Commitment multiplied by (b) the Coke Handling Service Fee.

“Extension Period” has the meaning set forth in Section 3.

“Force Majeure” means events or circumstances, whether foreseeable or not, not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events, excluding circumstances due to market conditions.

“Force Majeure Notice” has the meaning set forth in Section 25(a).

“Force Majeure Period” has the meaning set forth in Section 25(a).

“Fuel Coke” means all Coke produced at the Refinery and received at the Carson Coke Handling Facility, other than Anode Coke.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning set forth in Section 3.

“Lease” means that lease agreement dated as of the date hereof pursuant to which TLO has agreed to lease the Carson Coke Handling Facility to TRMC.

“Metric Ton” means 2,204.62234 pounds.

“Minimum Coke Handling Commitment” has the meaning set forth in Section 6.

“Month” means a calendar month.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Change of Control” means Tesoro Corporation ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the General Partner, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” has the meaning set forth in Section 21(b).

“Party” or “Parties” means that each of TRMC and TLO is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Receiving Party Personnel” has the meaning set forth in Section 29(d).

“Refinery” means TRMC’s refining facilities located in Los Angeles, California, including the former BP refining facility located in Carson, California and the TRMC refining facility located in Wilmington, Los Angeles, California.

“Services” has the meaning set forth in Section 4.

“Shortfall Payment” has the meaning set forth in Section 7(b).

“Shortfall Payment Credit” has the meaning set forth in Section 7(c).

“Special Damages” has the meaning set forth in Section 20(a).

“Surcharge” has the meaning set forth in Section 9(a).

“Term” has the meaning set forth in Section 3.

“Termination Notice” has the meaning set forth in Section 25(a).

“Tesoro Corporation” means Tesoro Corporation, a Delaware corporation.

“TLO” has the meaning set forth in the Preamble.

“Tranche 2 Contribution Agreement” has the meaning set forth in the Recitals.

“TRMC” has the meaning set forth in the Preamble.

“TRMC Group” has the meaning set forth in Section 21(a).

“TRMC Termination Notice” has the meaning set forth in Section 25(b).

2. COMMENCEMENT DATE

The “Commencement Date” will be December 6, 2013.

3. TERM

The initial term of this Agreement shall commence on the Commencement Date and shall continue through December 6, 2023 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than three hundred sixty-five (365) calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”

4. SERVICES

During the Term and subject to the terms and conditions of this Agreement, TLO shall make available to TRMC the following services (the “Services”):

(a) TLO shall provide labor and rolling stock equipment and other moveable equipment, but not fixtures of the Carson Coke Handling Facility, to move Coke within the Carson Coke Handling Facility, to sort Anode Coke from Fuel Coke within the Carson Coke Handling Facility and to load the Coke onto trucks of Carriers, pursuant to Coke Handling Instructions of TRMC.

(b) TLO shall maintain and operate the sprinkler system in the Carson Coke Handling Facility to maintain the Coke’s moisture and control dust.

(c) TLO shall be responsible for maintaining the truck wash facility outside of the Carson Coke Handling Facility to enable trucks to be washed as they depart the Carson Coke Handling Facility.

(d) TLO shall be responsible for the collection and impoundment of surface water runoff for the Carson Coke Handling Facility, the truck wash and adjacent areas. TRMC shall handle and process such impounded water so collected at the Refinery, at no additional cost.

(e) Any other services agreed to be provided pursuant to a Coke Handling Service Order (the “Ancillary Services”).

(f) TLO shall provide the Services in a good and workmanlike manner, consistent with industry standards, pursuant to the Coke Handling Instructions of TRMC. TLO shall provide personnel and rolling stock or other moveable equipment sufficient to perform the Services as provided herein, and shall maintain such equipment in good working condition. TLO shall maintain the Carson Coke Handling Facility and its equipment in the Carson Coke Handling Facility in a good and orderly condition, in accordance with Applicable Law and customary industry standards.

(g) TLO shall provide the Services on a 24/7/365 basis, unless otherwise agreed to by the Parties.

5. COKE HANDLING

(a) TRMC shall deliver Coke into the Carson Coke Handling Facility via Conveyor or truck delivery, extending into the Carson Coke Handling Facility. The Conveyor and related fixtures shall be owned by, maintained and operated by TRMC, who shall be solely responsible for operating, maintaining, repairing and replacing the Conveyor and related fixtures. The Conveyor shall deposit Coke into the Carson Coke Handling Facility, and shall separately deliver batches of Anode Coke and Fuel Coke. TRMC shall provide TLO with Coke Handling Instructions identifying the batches of Anode Coke and Fuel Coke, sufficient to allow TLO’s personnel in the Carson Coke Handling Facility to identify which grade of Coke is being delivered into the Carson Coke Handling Facility at any particular time.

(b) TLO shall move Coke as it is deposited into the Carson Coke Handling Facility, and shall sort and segregate it into separate piles pursuant to the Coke Handling Instructions.

(c) TRMC shall contract with Carriers for removal of the Coke from the Carson Coke Handling Facility. Such Carriers shall take deliveries of Coke, as contractors for TRMC. TRMC shall provide Coke Handling Instructions regarding which delivered loads are to be Anode Coke and which loads are to be Fuel Coke. TLO shall follow those Coke Handling Instructions and shall provide the Services to load the Coke onto the appropriate trucks of the Carriers, and other handling instructions as appropriate.

(d) TLO shall maintain and provide TRMC with accurate records of the truckloads of Coke loaded onto trucks each day.

(e) TRMC shall maintain the Conveyor in good repair, in accordance with Applicable Law and the terms of the Lease, and in a condition allowing TLO to safely and efficiently perform its duties hereunder.

6. MINIMUM COKE HANDLING COMMITMENT

The “Minimum Coke Handling Commitment” means 67,290 Metric Tons of Coke loaded onto trucks per Month; provided however, that the Minimum Coke Handling Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month. The method for measuring the number of Metric Tons loaded onto trucks each Month shall be set forth in a Coke Handling Service Order.

7. FEES

(a) Coke Handling Service Fee. TRMC shall pay the “Coke Handling Service Fee” for the Services provided by TLO, which shall be set forth in a Coke Handling Service Order.

(b) Shortfall Payments. If, during any Month during the Term, TRMC’s Carrier’s trucks receive an aggregate amount less than the Minimum Coke Handling Commitment for such Month, then TRMC shall pay TLO an amount (a “Shortfall Payment”) for any shortfall. Shortfall Payments shall be equal to the Coke Handling Service Fee paid by TRMC during that Month multiplied by the difference between the Minimum Coke Handling Commitment and the Metric Tons of Coke actually loaded onto trucks during such Month.

(c) Credits. The dollar amount of any Shortfall Payment paid by TRMC shall be posted as a credit (a “Shortfall Payment Credit”) to TRMC’s account and may be applied against any Excess Amounts owed by TRMC during any of the succeeding three (3) Months. Credits will be applied in the order in which such credits accrue and any remaining portion of the credit that is not used by TRMC during the succeeding three (3) Months shall expire (e.g., a credit that accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any credit which accrues in February).

(d) Ancillary Service Fees. In the event that TLO provides any Ancillary Services, it shall pay ancillary services fees in the amount specified in a Coke Handling Service Order.

(e) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Coke Handling Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2015, by a percentage equal to the positive change, if any, in the CPI-U (All Urban Consumers) during the first twelve (12)-Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

8. REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES

TRMC shall promptly pay or reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TLO incurs on TRMC’s behalf for the Services provided by TLO under this Agreement. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 8 shall be specified in an applicable Coke Handling Service Order.

9. EXPENDITURE REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Services, TLO may, subject to the terms of this Section 9, impose a surcharge to increase the applicable service fee (“Surcharge”), as set forth in a Coke Handling Service Order, to cover TRMC’s pro rata share of the cost of complying with these laws or regulations.

(b) Notification and Mitigation. TLO shall notify TRMC of any proposed Surcharge to be imposed pursuant to Section 9(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. TLO and TRMC then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%) as a Surcharge, with the understanding that TLO and TRMC shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Coke Handling Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the fee for the applicable Service or Ancillary Service affected, TRMC will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected Service or Ancillary Service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the fee for the applicable Service or Ancillary Service, TLO shall notify TRMC of the amount of the Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 9(d), TRMC does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:

a.	require TRMC to pay such Surcharge, up to a fifteen percent (15%) increase in the fee for the applicable Service or Ancillary Service; or

b.	Upon notice to TRMC; terminate the affected Ancillary Service from this Agreement, or if the applicable surcharge applies to the Services, terminate this Agreement.

(ii) TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30)-day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.

(e) Payment of Surcharge. In lieu of paying the Surcharge, TRMC may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

10. COKE HANDLING SERVICE ORDERS

(a) Description. TLO and TRMC shall enter into one or more Coke Handling Service Orders substantially in the form attached hereto as Exhibit 1 (each, a “Coke Handling Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Coke Handling Service Order to set forth the specific terms and conditions for providing the applicable Services or Ancillary Services described therein and the applicable fees to be charged for such Services or Ancillary Services. No Coke Handling Service Order shall be effective until fully executed by both TLO and TRMC.

(b) Included Items. Items available for inclusion on a Coke Handling Service Order include, but are not limited to, the following:

(i) the rates for determining the Coke Handling Service Fee pursuant to Section 7;

(ii) method for determining weight of Coke loaded onto trucks for purposes of calculating the Coke Handling Fee and Minimum Coke Handling Commitment pursuant to Section 6 and as set forth in Section 14;

(iii) methods of communicating Coke Handling Instructions;

(iv) any Ancillary Services as may be agreed upon, and fees for such Ancillary Services;

(v) reimbursement related to newly imposed taxes pursuant to Section 8;

(vi) surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 9; and

(vii) any other services that may be agreed upon by the Parties.

(c) Conflict between Agreement and Coke Handling Service Order. In case of any conflict between the terms of this Agreement and the terms of any Coke Handling Service Order, the terms of the applicable Coke Handling Service Order shall govern.

11. PAYMENT

TLO shall invoice TRMC on a Monthly basis and TRMC shall pay all amounts due under this Agreement and any Coke Handling Service Order no later than ten (10) calendar days after TRMC’s receipt of TLO’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

12. CUSTODY TRANSFER, TITLE AND RISK OF LOSS

(a) Coke Custody. Custody of the Coke shall pass to TLO at the point where it is deposited into the Carson Coke Handling Facility from TRMC’s Conveyor system or truck delivery. Custody shall pass from TLO when the Coke is loaded onto a truck of a Carrier.

(b) Title And Risk Of Loss. Title to and risk of loss for all of TRMC’s Coke shall remain with TRMC at all times. TLO shall bear no liability for any loss, degradation or downgrade of or damage to any Coke handled under this Agreement, except to the extent such loss, downgrade or damage is a result of the negligence or willful misconduct of TLO or its employees or agents. TRMC shall remain solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Coke prior to delivery of custody to TLO or after transfer of custody by TLO. Both Parties acknowledge that this Agreement represents a bailment of Coke by TRMC to TLO and not a consignment of Coke, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Coke of TRMC. TRMC hereby warrants that it shall, at all times, have good title to and the right to deliver, store and receive Coke pursuant to the terms of this Agreement.

13. RESERVED

14. MEASUREMENT; SAFETY

(a) Measurement. All quantities of Coke shall be measured and determined based upon the weight of Coke delivered into trucks, or as otherwise agreed, at the Carson Coke Handling Facility. Weights shall be stated in Metric Tons, or fractions thereof. The procedures for determining such weights shall be as set forth in a Coke Handling Service Order.

(b) Safety. TLO will promptly notify TRMC of any “hot spots,” major breakdowns, or other unusual occurrences identified during the handling of Coke hereunder. Should any pile of Coke located at the Carson Coke Handling Facility catch fire or be in danger of catching fire, TRMC shall be responsible for all costs resulting from the fire. The Parties will comply with all safety and handling procedures for the Coke required hereunder or under Applicable Law or in accordance with accepted industry practices.

15. PRODUCT DELIVERIES, RECEIPTS AND WITHDRAWALS

(a) Coke Deliveries. All receipts and deliveries of Coke at the Carson Coke Handling Facility shall be made at such times as may be required by TRMC upon prior notice and approval by TLO, all in accordance with the agreed-upon scheduling. TRMC warrants that all vehicles permitted to enter the Carson Coke Handling Facility on behalf of TRMC shall meet all requirements and standards promulgated by applicable regulatory authority including the State of California, the Department of Transportation, the Occupational Safety and Health Administration, and the U.S. Environmental Protection Agency. TRMC further warrants that it shall instruct its Carriers to send to the Carson Coke Handling Facility only employees, agents and other representatives who have been properly instructed as to the characteristics and safe hauling methods associated with the Coke to be loaded and hauled. TRMC further agrees to be responsible to TLO for the performance under this Agreement by TRMC’s employees, agents, or representatives, contractors or Carriers delivering or receiving Coke at the Carson Coke Handling Facility.

(b) Legal Compliance. Both Parties shall abide by all federal, state and local statutes, laws and ordinances and all rules and regulations which are promulgated by TLO and which are either furnished to TRMC or posted at the Carson Coke Handling Facility with respect to the access to and use of the Carson Coke Handling Facility as herein provided. It is understood and agreed by TRMC that these rules and regulations may be changed, amended or modified by TLO at any time. All changes, amendments and modifications shall become binding upon TRMC ten (10) days following the posting of a copy at the Carson Coke Handling Facility or the receipt by TRMC of a copy, whichever occurs sooner.

16. DELIVERIES INTO TRANSPORT TRUCKS; ACCESS

(a) Deliveries. At the Carson Coke Handling Facility, TLO shall load Coke into trucks provided by the Carriers, as scheduled by TRMC pursuant to Coke Handling Instructions. Each truck shall be loaded to its operating capacity, or as mutually agreed by the Parties. TLO may require each Carrier coming into the Carson Coke Handling Facility to expressly agree in writing to be bound by the provisions of a carrier access agreement with respect to loading of Coke hereunder, to conduct its operations at the Carson Coke Handling Facility in a safe manner, in accordance with all Applicable Law and TLO’s safety and security procedures.

(b) Access. TLO, the General Partner and their employees, agents and contractors shall be granted ingress to and egress from the Carson Coke Handling Facility for the purpose of providing the Services hereunder. TRMC shall have the right to establish reasonable restrictions on access by TLO and the General Partner, including safety and security policies and access controls, and TRMC shall have the right to exclude from access to the Carson Coke Handling Facility any Person or Persons who are not in compliance with such safety and security policies; provided, however, that TRMC shall provide to TLO and the General Partner advance written notice of such safety and security policies and controls prior to enforcing the same.

17. ACCOUNTING PROVISIONS AND DOCUMENTATION

(a) Required Reports. TLO shall furnish TRMC with the following reports covering services hereunder involving TRMC’s Coke:

(i) within ten (10) Business Days following the end of the Month, an invoice and statement showing: (A) the Monthly aggregate truckloads of TRMC’s Coke loaded into Carriers’ trucks at the Carson Coke Handling Facility, broken out separately between Anode Coke and Fuel Coke deliveries; (B) the aggregate Metric Tons of Coke associated with those truckloads loaded; (C) any Ancillary Services performed; (D) calculation of all Coke Handling Service Fees and Ancillary Fees owed for the Month; (E) a calculation of any Shortfall Payments owed for such Month, (F) application of any Shortfall Payment Credits against Excess Amounts of Coke Handling Service Fees owed for the Month; and (G) the outstanding balance of any Excess Amount at the beginning and end of the Month; and

(ii) a hard copy bill of lading to the Carrier for each delivery of Coke; provided, however, that upon reasonable request only, a hard copy bill of lading shall be provided to TRMC’s accounting group; upon each delivery of Coke from the Carson Coke Handling Facility, bill of lading information shall be sent electronically through a mutually agreeable system.

18. AUDIT AND CLAIMS PERIOD

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

19. LIEN WAIVERS

TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under Applicable Law, which TLO would or might otherwise have under or with respect to the Coke received, stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Coke titled in TRMC’s name shall not be subject to any lien on the Carson Coke Handling Facility or TLO’s Coke received, stored or handled there.

20. LIMITATION ON LIABILITY; WARRANTIES

(a) Waiver of Special Damages. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, negligence, or strict liability of the Party whose liability is being waived hereby; provided that the foregoing limitation is not intended and shall not affect Special Damages actually awarded to a third party or assessed by a Governmental Authority and for which a Party is properly entitled to indemnification from the other Party pursuant to the express provisions of this Agreement.

(b) Damages Cap. Notwithstanding anything to the contrary contained in this Agreement, but excluding any third-party indemnity claims or any liabilities caused by the gross negligence or willful misconduct of any member of the Partnership Group (as defined in Section 21(b) below), the Parties hereby agree that TLO’s total aggregate liability to TRMC under this Agreement for any particular liability shall be limited to (i) the amount of total Coke Handling Service Fees collected by TLO from TRMC pursuant to this Agreement during the twenty-four (24) Months immediately preceding the alleged liability, or (ii) if the Agreement has been in effect for less than twenty-four (24) Months, the amount equal to twenty-four (24) times the average of the Monthly Coke Handling Service Fees that would have been collected for the handling of Coke hereunder.

(c) No Guarantees or Warranties. Except as expressly provided in the Agreement, neither TRMC nor TLO makes any guarantees or warranties of any kind, expressed or implied. TLO specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

21. INDEMNITIES

(a) TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Coke Handling Service Order, TLO shall release, defend, protect, indemnify, and hold harmless TRMC, its carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively, the “TRMC Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC, TLO, the General Partner, and, as applicable, their carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC, TLO, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for losses or degradation of or damage to Coke), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for losses or degradation of or damage to Coke), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts and omissions of TLO, the General Partner, or as applicable, their representatives, and agents, or those of their respective employees with respect to such matters, in connection with the Services or Ancillary Services provided hereunder, and (iv) any losses incurred by TRMC (except for losses or degradation of or damage to Coke) due to violations of this Agreement or any Coke Handling Service Order by TLO, or as applicable, its representatives and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TRMC OR ANY MEMBER OF THE TRMC GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TRMC OR ANY MEMBER OF THE TRMC GROUP.

(b) TRMC Indemnities. Notwithstanding anything else contained in this Agreement or any Coke Handling Service Order, TRMC shall release, defend, protect, indemnify, and hold harmless the TLO, General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively, the “Partnership Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO, the General Partner, TRMC and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO, TRMC and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (iii) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts and omissions of TRMC, its Carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters, in connection with TRMC’s or its Carriers’ ownership, maintenance, operation, access or use of the Carson Coke Handling Facility and other facilities provided by TRMC and TRMC’s Coke stored hereunder, and (iv) any losses incurred by TLO due to violations of this Agreement or any Coke Handling Service Order by TRMC, or, as applicable, its Carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP.

(c) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

(d) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 21 are independent of any insurance requirements set out in Section 22, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(f) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

22. INSURANCE

(a) Minimum Limits. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TLO shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall include TRMC as an additional insured. TRMC shall require that any Carrier also carry the insurance specified in items (i) – (v) below, including TLO and TRMC as additional insureds, and TRMC shall be liable to TLO for the failure of any Carrier do so. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by the other Party (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to the other Party, and eligible to do business in the state where the Carson Coke Handling Facility is located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that any Carrier and TLO, as the case may be, may procure worker’s compensation insurance from the state fund of the state where the Carson Coke Handling Facility is located. All limits listed below are required MINIMUM LIMITS:

(i) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the Carson Coke Handling Facility is located, in limits not less than statutory requirements;

(ii) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii) Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by the Parties or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TRMC and TLO;

(iv) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC, TLO or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above; and

(vi) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of a claim.

(b) Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO or TRMC, as the case may be, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

(c) Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment at the Carson Coke Handling Facility, TRMC and/or Carrier will furnish to TLO, and TLO will furnish to TRMC, and at least annually thereafter (or at any other times upon request by the other Party) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO or TRMC, as the case may be, and shall provide that there will be no material change in or cancellation of the policies unless the other Party is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to each Party prior to policy expiration.

(d) Responsibility for Deductibles. Each Party shall be solely responsible for any deductibles or self-insured retention.

23. GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Coke covered by this Agreement was derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the receipt, delivery, transportation, handling or storage of Coke hereunder or the ownership, operation or condition of the Carson Coke Handling Facility. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the condition and operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Coke Handling Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Coke Handling Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

24. SUSPENSION OF REFINERY OPERATIONS

(a) No Termination. This Agreement shall continue in full force and effect regardless of whether TRMC decides to permanently or indefinitely suspend refining operations at the Refinery for any period.

(b) Continued Liability for Shortfall Payments. If refining operations at any of the Refineries are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension.

25. FORCE MAJEURE

(a) Definitions and Notice. As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, to the extent TRMC is prevented from delivering and receiving Coke equal to the full Minimum Coke Handling Commitment for reasons of Force Majeure, then TRMC’s obligation to receive the Minimum Coke Handling Commitment or pay any Shortfall Payment shall be reduced proportionately. At such time as TLO is capable of handling the full Minimum Coke Handling Commitment, TRMC’s obligation to deliver and receive the full the full Minimum Coke Handling Commitment or pay Shortfall Payments shall be restored. Notwithstanding the above, TRMC shall not be able to reduce the Minimum Coke Handling Commitment and the ability to make Shortfall Payments shall not be applicable to the extent that any Force Majeure event affecting TLO arises by reason of TRMC’s failure to maintain or promptly repair any machinery or equipment owned by TRMC used to deliver Coke into the Carson Coke Handling Facility. If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, at any time after TLO delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) Month period.

(b) Revocation of TRMC Termination Notice. Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and TRMC mutually agrees (which agreement shall not be unreasonably withheld), then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

26. TERMINATION

(a) Default. A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement or a Coke Handling Service Order, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice);

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or

(iii) if either of the Parties is in default as described above, then (A) if TRMC is in default, TLO may or (B) if TLO is in default, TRMC may: (x) terminate this Agreement upon notice to the defaulting Party; (y) withhold any payments due to the defaulting Parties under this Agreement; and/or (z) pursue any other remedy at law or in equity.

(b) Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Coke Handling Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(c) Equipment Removal. TLO shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment from the Carson Coke Handling Facility.

27. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) Assignment to TLO. On the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term.

(b) TRMC Assignment to Third Party. TRMC shall not assign all of its obligations hereunder or under a Coke Handling Service Order without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement, without TLO’s consent, in connection with a sale by TRMC of the Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.

(c) TLO Assignment to Third Party. TLO shall not assign its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of substantially all of its operations in Los Angeles and Carson, California so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

(d) Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(e) Partnership Change of Control. TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided however, that in the case of a Partnership Change of Control, TRMC shall have the option to extend the Term as provided in Section 3. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

28. NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to TRMC, to:

c/o Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney – Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Doug Miller

phone: (210) 626-4663

email: Douglas.E.Miller@tsocorp.com

If to TLO, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

29. CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 29. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Carson Coke Handling Facility prior to the Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 29, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 29(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 29, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 29 shall survive the termination of this Agreement for a period of two (2) years.

30. MISCELLANEOUS

(a) Amendment or Modification. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Integration. This Agreement, together with the Schedules and Coke Handling Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Tranche 2 Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Carson Asset Indemnity Agreement dated as of the date hereof by and among Partnership, General Partner, TRMC, TLO, and Tesoro Corporation (“Carson Asset Indemnity Agreement”), the provisions of the Carson Asset Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or”.

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(c) Applicable Law; Forum, Venue and Jurisdiction. This Agreement and any Coke Handling Service Order shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) No Third Party Rights. Except as specifically provided herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(g) Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h) Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Phillip M. Anderson	By:	/s/ Gregory J. Goff
	Phillip M. Anderson		Gregory J. Goff
	President		Chairman of the Board of Managers and President

Solely with respect to Section 27(a):		Solely with respect to Section 27(a):

TESORO LOGISTICS GP, LLC		TESORO LOGISTICS LP

By:	/s/ Phillip M. Anderson	By:	Tesoro Logistics GP, LLC, its
	Phillip M. Anderson President		general partner

		By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Signature Page to the Coke Handling Services Agreement

EXHIBIT 1

FORM OF

COKE HANDLING SERVICE ORDER -CARSON COKE HANDLING FACILITY

Service Order #

Dated

This Coke Handling Service Order is entered effective as of the date stated above, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Coke Handling Services Agreement dated as of December            , 2013, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership, as it or have been or hereafter may be amended and/or restated (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

[Insert applicable provisions:

Pursuant to Section 10 of the Agreement, the parties hereto agree to the following provisions:

(i) the rates for determining the Coke Handling Service Fee pursuant to Section 7;

(ii) method for determining weight of Coke loaded onto trucks for purposes of calculating the Coke Handling Fee and Minimum Coke Handling Commitment pursuant to Section 6 and as set forth in Section 14;

(iii) methods of communicating Coke Handling Instructions;

(iv) any Ancillary Services as may be agreed upon, and fees for such Ancillary Services;

(v) reimbursement related to newly imposed taxes pursuant to Section 8;

(vi) surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 9; and

(vii) any other services that may be agreed upon by the Parties.]

[This Coke Handling Service Order shall extend for the following Term:             ]

Except as set forth in this Coke Handling Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Coke Handling Service Order.

[Signature Page Follows]

Exhibit 1—Carson Coke Handling Services Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Coke Handling Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson		Gregory J. Goff
	President		Chairman of the Board of Managers and President

Exhibit 1—Carson Coke Handling Services Agreement